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                                                                     EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements Nos. 33-57103, 33-57105, 33-70660, 33-25947, 33-6359, and 2-83144 on Forms S-8 dated
December 28, 1994, December 28, 1994, October 21, 1993, December 7, 1988, June 29, 1986 and April 8, 1983, respectively, of our report, which includes an explanatory paragraph regarding a change in the Company's method of accounting for income taxes, dated January 23, 1997 on our audits of the consolidated financial statements and the financial statement schedule of Hunt Manufacturing Co. and Subsidiaries (Company) as of December 1, 1996 and December 3, 1995 and for each of the three years in the period ended December 1, 1996 which report is included in this Form 10-K.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, PA
February 12, 1997